Exhibit 21.01

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION
Subsidiaries of Registrant:
CSK Auto, Inc. (“Auto”)	Arizona

Subsidiaries of Auto:
CSKAUTO.COM, Inc.	Delaware